Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of March 12, 2010

among

BHE Holdings Inc.,

BHE Holding Sub One Inc.,

and

Maine & Maritimes Corporation

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2010 (this “Agreement”), is among BHE Holdings Inc., a Maine corporation (“Parent”), BHE Holding Sub One Inc., a Maine corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Maine & Maritimes Corporation, a Maine corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maine Business Corporation Act (“MBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver to the extent permitted by applicable Law of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts 02110, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time. As soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Maine the articles of merger, executed in accordance with the relevant provisions of the MBCA (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

SECTION 1.5. Articles of Incorporation and By-laws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A-1 hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. For additional continuity purposes at least two (2) directors of the Company (each of whom shall be mutually acceptable to Parent and the Company) shall become directors of the Surviving Corporation immediately following the Effective Time.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $7.00 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive $45.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, less any required withholding of Taxes, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 13 of the MBCA (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Stockholders shall be entitled to those rights granted under the provisions of Chapter 13 of the MBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Chapter 13 of the MBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under Chapter 13 of the MBCA. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the MBCA and received by the Company relating to stockholders’ rights of appraisal, and, (ii) at Parent’s request, the opportunity to participate in and/or direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent, (i) waive any failure by a stockholder to timely comply with the requirements of the MBCA to perfect or demand appraisal or (ii) voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent promptly, and in any event not later than two (2) days, following the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profit shall accrue to the benefit of the former holders of Company Common Stock, provided that no loss that may result from or arise out of any such investments shall accrue to the former holders of the Company Common Stock.

(b) Payment Procedures. Promptly after the Effective Time, in any event no later than five (5) days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or book-entry share (a “Book-Entry Share”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, less any required withholding of Taxes, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the

Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock; Dividends.

(i) The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate or Book-Entry Shares with respect to the shares of Company Common Stock represented thereby. All theretofore unpaid dividends and other distributions will be paid upon surrender of the applicable Company Certificate or Book-Entry Share in accordance with this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to Surviving Corporation any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Notwithstanding anything to the contrary herein, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3. Stock-Related Plans.

(a) Company Stock Options. Prior to the Effective Time, the Company shall use reasonable best efforts to take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Prior to the Effective Time, to the extent permissible, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or Contracts which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For the avoidance of doubt, each Option for which such exercise price per share is greater than the Merger Consideration per share shall be cancelled and terminated without the right of the holder of such Option to receive any Merger Consideration with respect to such Option. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: (w) the Board-approved 2010 Executive Compensation Plan (the “2010 Comp Plan”), (x) the Maine & Maritimes Corporation 2008 Stock Plan, (y) the Maine & Maritimes Corporation 2002 Stock Option Plan, and (z) the Maine & Maritimes Corporation Stock Plan for Outside Directors (the “Directors’ Stock Plan”).

(b) Dividend Reinvestment Plan and Employee Stock Purchase Plan. The Company shall terminate its Stock Purchase and Dividend Reinvestment Plan (“SP-DRIP”) prior to the closing, including closing all participant accounts under the SP-DRIP after remitting to each participant a cash amount equivalent to the Merger Consideration multiplied by the number of shares of Company common stock held in his or her accounts immediately prior to the closing, net of any applicable fees and amounts required to be withheld pursuant to applicable law.

SECTION 2.4. Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting or affecting the covenants in Section 5.2 hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the

Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. For the avoidance of doubt, actions taken by the Company that are expressly permitted to be taken without Parent’s consent under Section 5.2(b)(i)(A) or (C) are not intended to trigger any adjustments under this Section 2.4.

ARTICLE III

Representations and Warranties of the Company

Except as set forth (i) in the required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (collectively, and together with all documents filed on a voluntary basis on Form 8-K, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the (“Filed Company SEC Documents”), but excluding any disclosures set forth in any “risk factor” section thereof (other than historical factual information contained therein) or in any section related to forward-looking statements to the extent that they are predictive or forward-looking in nature, but only to the extent that the particular disclosure is reasonably sufficient on its face to inform Parent of the information required to be disclosed in respect of the applicable sections of this Agreement to avoid a breach under the representation and warranty or covenant corresponding to such sections, or (ii) in the disclosure letter (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that any particular disclosure shall also be deemed to be disclosed in any other sections to the extent that the particular disclosure is reasonably sufficient on its face to inform Parent of the information required to be disclosed in respect of such other sections of this Agreement to avoid a breach under the representation and warranty or covenant corresponding to such other sections) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrant to Parent and Merger Sub as follows:

SECTION 3.1. Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets to the extent owned, leased and operated and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, “Company Material Adverse Effect” shall mean any material adverse effect on, or change, event, development, occurrence, condition or state of (i) the business, operations, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries considered as a single enterprise or (ii) the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions (including the Merger); provided, however, that solely for purposes of clause (i) of the definition of “Company Material Adverse Effect,” none of the following, in and of itself, shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred: any effect, change, event, development, occurrence, condition or state of facts that (A) arises out of general political, economic or market conditions or general changes or developments in the national electric transmission and distribution utility industry (the “Industry”) that do not materially and disproportionately adversely affect the business, operations, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries considered as a single enterprise compared to businesses or entities operating in the Industry, (B) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof that do not materially and disproportionately adversely affect the business, operations, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries considered as a single enterprise compared to businesses or entities operating in the Industry, (C) arises out of, results from or relates to the Transactions or the announcement thereof, or any negative impact on relationships with employees of the Company or any of its Subsidiaries or disruption in supplier, distributor, landlord, partner or similar relationships as a result of the announcement of the Transactions, (D) results from changes in Law or any applicable accounting regulations or principles or the interpretations thereof that do not materially and disproportionately adversely affect the business, operations, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries considered as a single enterprise compared to businesses or entities operating in the Industry, (E) results from changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), or (F) results from any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso).

(b) Section 3.1(b) of the Company Disclosure Letter lists, as of the date hereof, all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States). The Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered to Parent true, correct and complete copies of its articles of incorporation and by-laws (the “Company Charter Documents”) and true, correct and complete copies of the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives true, correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2007. Such minutes and written consents made available to Parent contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken from January 1, 2007 through the date of this Agreement by the stockholders, the Board of Directors of the Company and the committees thereof.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of March 10, 2010 and as of the Closing Date, (i) 1,682,599 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 98,584 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 3,932 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iv) no shares of Company Preferred Stock were issued or outstanding; provided that issuances of securities of the Company after March 10, 2010 that are permitted by Section 5.2 (which shall be deemed to apply to the period between March 10, 2010 and the Closing Date, inclusive, for purposes of this proviso) shall be excluded for purposes of this second sentence of Section 3.2(a). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Letter is a correct and complete list, as of March 10, 2010, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since March 10, 2010, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options and Convertible Securities, in each case, referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or Contracts of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or Contracts of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c) No Subsidiary of the Company owns any Company Common Stock (or any right to acquire Company Common Stock).

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, subject to and except for obtaining the Company Stockholder Approval for the adoption of this Agreement and the filing of the Articles of Merger with the Secretary of State of the State of Maine, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity ((i) and (ii) together, the “Bankruptcy and Equity Exception”).

(b) In accordance with the MBCA, including Section 1104 thereof, the Company’s Board of Directors, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and (ii) resolved to submit this Agreement to the stockholders of the Company and to recommend that the stockholders approve this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or, (y) to the Knowledge of the Company, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, Material Contracts, instrument or obligation or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, are, do not, or would not reasonably be expected to, result in a Company Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4. Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the American Stock Exchange (“NYSE AMEX”), (ii) the filing of the Articles of Merger with the Secretary of State of the State of Maine pursuant to Chapter 11 of the MBCA, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws, (iv) filings required under Section 203 of the Federal Power Act, 16 U.S.C. § 824b, (v) filings required under 35-A M.R.S.A. §§ 708 and 1103(1) and (vi) filings required under, and compliance with other applicable requirements of, any other applicable Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, do not or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC on or after January 1, 2007 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Recent Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports or any other documents with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Recent Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Recent Company SEC Documents), the Recent Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Recent Company SEC Documents. Except to the extent that information contained in any Recent Company SEC Document has been revised or superseded by a later-filed Recent Company SEC Document, none of the Recent Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary of the Company at or before the SEC. The Company has made available to Parent true, correct and complete copies of all comment letters received from the SEC since January 1, 2007 and relating to the Recent Company SEC Documents, together with all written responses of the Company thereto provided or made available to the SEC, in each case to the extent such comment letters and responses are not available on the SEC’s EDGAR database. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Recent Company SEC Documents. To the Knowledge of the Company, none of the Recent Company SEC Documents is the subject of ongoing SEC review, investigation or inquiry.

(b) The consolidated financial statements of the Company (including the related notes thereto) included in the Recent Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end and recurring audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The financial records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to adversely effect the system of internal accounting controls described in the following sentence. The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s “principal executive officer” (as defined in the Sarbanes-Oxley Act of 2002 (“SOx”) and its “principal financial officer” (as defined in SOx) have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The “principal executive officer” and the “principal financial officer” of the Company have made all certifications required by Section 302 and 906 of SOx, the Exchange Act and any related rules and regulations promulgated by the SEC and NYSE AMEX and the rules and regulations promulgated thereunder with respect to the Recent Company SEC Documents, and the statements contained in such certifications are complete and correct and have not been modified or withdrawn. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by SOx and made by its principal executive officer and principal financial officer.

(d) To the Company’s Knowledge, the Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2008 (the “Balance Sheet Date”) (including the notes thereto) and the Filed Company SEC Documents; (ii) incurred after the Balance Sheet Date in the Ordinary Course of Business; (iii) that, individually or in the aggregate, are not or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iv) otherwise disclosed in this Agreement and any of the Company Disclosure Letter.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Recent Company SEC Documents.

SECTION 3.6. Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there have not been any effects, changes, events, developments, occurrences, conditions or state of facts that, individually or in the aggregate, were or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Filed Company SEC Documents, or as set forth in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7. Legal Proceedings. There is no

(a) judicial, legal, administrative, arbitral or other proceeding, claim (including counterclaims), suit, mediation, inquiry, audit, hearing petition, complaint, investigation or action (collectively, “Action”), or

(b) Order,

in the case of each of clauses (a) and (b), either (x) pending against or imposed upon (or, to the Knowledge of the Company, threatened against or threatened to be imposed upon) the Company or any of its Subsidiary, or the assets of the Company or any of its Subsidiaries, or any officer, director, senior manager of the Company or any of its Subsidiaries arising out of such person’s employment or board relationship with, or equity ownership in, the Company or any of its Subsidiaries, or (y) that is related to the Merger or the Transactions or the right of the Company to enter into them, or to consummate them, in the case of each of clauses (x) and (y), that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. There is no Action by the Company pending or which the Company intends to initiate that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

SECTION 3.8. Compliance With Laws; Permits and Regulatory.

(a) The Company and its Subsidiaries are (and since January 1, 2007 have been) in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except where the failure to do so is not and would not reasonably be expected to be, individually or in the aggregate, Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been given notice of, or been charged with, any violation of any Law or Order of any Governmental Authority that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. To the Company’s Knowledge, the Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, registrations, consents, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses (collectively, “Permits”) as presently conducted. To the Company’s Knowledge, the Company and its Subsidiaries are (and since January 1, 2007 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. Subject to any condition or requirement with respect to any regulatory approval set forth in Section 3.4, the consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

(b) The Company and its Subsidiaries are subject to regulation as a public utility by the Maine Public Utilities Commission (“MPUC”) and the Federal Energy Regulatory Commission (“FERC”). Neither the Company nor any of its Subsidiaries is (i) a “public utility” within the meaning of Section 201(e) of the Power Act (other than MPS), (ii) a “qualifying facility” within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, and does not own such a qualifying facility or (iii) subject to regulation as a public utility or public service company (or similar designation) of any other state in the United States or in any foreign country.

(c) The Company and its Subsidiaries is in compliance in all material respects with the Public Utility Holding Company Act of 2005 and the rules, regulations and staff interpretations thereunder.

(d) All filings, including all forms, statements, reports and Contracts and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service Contracts and related documents, required to be made by the Company or any of its Subsidiaries since January 1, 2007, under FERC regulations or any state Law applicable to public utilities, have been made in accordance with, and complied, as of their respective dates, with applicable Law and the requirements of the relevant Governmental Authorities, except for any such failures to file or be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9. Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), Tax Returns required to be filed by it within the last six (6) years or for any period for which the applicable statute of limitations has not expired, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid. All amounts of Tax required to be withheld by the Company or its Subsidiaries have been timely withheld and paid to the appropriate Governmental Authority.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the balance sheet contained in the most recent quarterly report on Form 10-Q included in the Filed Company SEC Documents, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto).

(c) (i) No deficiencies for Taxes of the Company and its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing or, to the Knowledge of the Company, otherwise, (ii) there are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions relating to any Liability in respect of Taxes of the Company or any of its Subsidiaries, and (iii) no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(d) The Federal income, state, local and foreign Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) or relevant Governmental Authority (or the applicable statute of limitations has expired) for all years through 2005. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Neither the Company nor any of its Subsidiaries has any outstanding Contracts, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or period for the collection or assessment of Taxes or the filing of any Tax Return.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is, nor will be, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(h) There are no Liens for Taxes on any assets of any of the Company or any of its Subsidiaries other than Permitted Liens.

(i) There are no Tax sharing Contracts or similar arrangements (including indemnity arrangements) written or otherwise under which the Company or any of its Subsidiaries could be liable for Taxes of a person or entity other than the Company or any of its Subsidiaries.

(j) Neither the Company nor any its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(1).

(k) Neither the Company nor any of its Subsidiaries has agreed to, is required to, or has any application pending for permission to, make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method.

(l) There are no outstanding rulings or requests for rulings with any taxing Governmental Authority addressed, directly or indirectly, to the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or has any Liability for Taxes of another person or entity other than the Company and the members of the affiliated group of which the Company is the common parent.

(n) Neither the Company nor any of its Subsidiaries has ever participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(o) For purposes of this Section 3.9 (other than Section 3.9(g)), any reference to a “Subsidiary” shall include any current Subsidiary of the Company and any Subsidiary formerly owned by the Company or a current Subsidiary, in either case, during the period of such ownership.

(p) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, Liabilities, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any Liability in respect of any items described in clauses (A) and/or (B) payable by reason of Contract, assumption, transferee Liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.10. Employee Benefits and Labor Matters.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Benefits Security Act of 1974, as amended (“ERISA”)), (ii) all employment Contracts, individual consulting Contracts or collective bargaining Contracts, and (iii) all retirement, bonus, incentive, equity or equity-based compensation, stock purchase, employee loan, tax gross up, deferred compensation, change in control, retention, severance, leave of absence, vacation pay, salary continuation, workers’ compensation, welfare benefits, life insurance, educational benefits, employee assistance and other material employee benefit plans, policies or Contracts for which the Company or its Subsidiaries have any Liability (collectively, the “Company Plans”). Section 3.10(a) of the Company Disclosure Letter identifies each Company Plan that (w) is a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA (“Title IV Plan”), (x) a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (y) a multiple employer plan subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plan”), or (z) all plans providing for post-retirement life insurance or health benefits coverage.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (except for Multiemployer Plans and Multiple Employer Plans) have been delivered to Parent by the Company to the extent applicable: (i) any plan documents and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto, (iii) the three most recent actuarial reports, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions and any amendments or supplements thereto; and (vi) written summaries of all non-written Company Plans.

(c) Each Company Plan has been administered and operated in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. There is no claim, suit, administrative proceeding, action or other litigation pending, or to the Knowledge of the Company threatened, against or relating to any Company Plan, the assets of any of the trusts under such plan or the plan administrator, or against any fiduciary of any Company Plan with respect to the operation of the Company Plan (other than routine benefits claims), including any proceeding, investigation, audit or inquiry by the IRS, Pension Benefit Guaranty Corporation, United States Department of Labor or other Governmental Authority. To the Knowledge of the Company, there are no facts or circumstances that could form a reasonable basis for any material action, suit or claim with respect to a Company Plan. There has been no act, omission or condition with respect to any Company Plan that would be reasonably likely to subject the Company or its Subsidiaries to any material Liability of any kind imposed under ERISA or the Code.

(d) All contributions required to have been made by the Company or any of its Subsidiaries under any of the Company Plans or by Law have been timely made.

(e) Each Company Plan (other than Multiemployer Plans and Multiple Employer Plans) which is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to its qualified status or may rely upon a prototype opinion letter, and each Company Plan which is required to be registered under applicable non-U.S. Law has been registered and has been maintained in good standing with applicable regulatory authorities. To the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status or good standing of any such Company Plan.

(f) There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Title IV Plan and the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(g) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding Liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA. No event has occurred and no condition exists that would subject the Company, by reason of its affiliation with any ERISA Affiliate, to any material Tax, Liability imposed by ERISA, the Code or other applicable Law

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any individual, (ii) increase any benefits under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan, (v) limit the right to merge, amend or terminate any Company Plan, or (vi) result in any “excess parachute payment” under Section 280G of the Code.

(i) The Company and its Subsidiaries have reasonably classified for all purposes all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all required filings in connection with services provided by such persons.

(j) Section 3.10(j) of the Company Disclosure Letter, sets forth all labor or collective bargaining Contracts to which either the Company or any of its Subsidiaries is a party or which pertain to employees of the Company or any of the Subsidiaries. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining Contracts listed on Section 3.10(j) of the Company Disclosure Letter, together with all amendments, modifications or supplements thereto.

(k) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances that trigger grievance procedures under the Company’s collective bargaining agreements or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the

Subsidiaries. There are no unfair labor practice charges, grievances that trigger grievance procedures under the Company’s collective bargaining agreements or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees.

(l) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

SECTION 3.11. Environmental Matters.

(a) Except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $50,000 or in the aggregate in excess of $250,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, including all Permits required under Environmental Laws (“Environmental Permits”), (B) there is no Action or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any Liability, Order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b) Section 3.11(b) of the Company Disclosure Letter contains a complete listing of all material Environmental Permits required for the continued operation of the business and operations of the Company and its Subsidiaries.

(c) The Company has made available to Parent copies of all material environmental reports, reviews and audits within its possession pertaining to actual or potential Environmental Liabilities relating to the Company or its Subsidiaries.

SECTION 3.12. Contracts.

(a) Set forth in Section 3.12(a)(i) of the Company Disclosure Letter is a list of each “material contract” listed as an exhibit to the Company’s most recent Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q subsequent thereto and the Current Reports on Form 8-K subsequent thereto. The Company and its Subsidiaries are not party to, and their respective businesses and assets are not subject to, any other Contracts relating to (i) the Contracts set forth on Section 3.12(a)(ii) of the Company Disclosure Letter, (ii) the relationships contemplated by such Contracts or (iii) the transactions contemplated such Contracts.

(b) Except for purchase orders incurred in the Ordinary Course of Business for an aggregate amount less than $250,000, set forth in Section 3.12(b) of the Company Disclosure Letter is (with respect to Contracts entered into on or before January 1, 2000, to the Knowledge of the Company) a complete and accurate list of any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective assets are bound (such Contracts, together with the Contracts required to be listed on Section 3.12(a)(i) and Section 3.12(a)(ii) of the Company Disclosure Letter, together with any and all other Contracts of similar type entered into in accordance with Section 5.2, are each referred to as a “Material Contract”), including:

(i) all management, compensation, employment or other Contracts entered into with any executive officer, director or (to the Company’s Knowledge) Affiliate of the Company or any of its Subsidiaries;

(ii) all Contracts under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, and any mortgage, pledge or security agreements, letters of credit and any hedge or similar Contracts, in each case, in an amount greater than $250,000;

(iii) all bonds or Contracts of guarantee or indemnification in which the Company or any of its Subsidiaries acts as surety or guarantor with respect to any obligation (fixed or contingent), in an amount or potential amount greater than $250,000;

(iv) all non-competition agreements and other Contracts that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries or Affiliates may sell products or deliver services, to which the Company or any of its Affiliates (other than any director of the Company) is a party;

(v) all partnership and joint venture Contracts;

(vi) each other material Contract listed as an exhibit to the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(vii) all collective bargaining Contracts;

(viii) all “standstill” or similar agreements imposing restrictions on the Company’s or its Affiliate’s ability to purchase publicly traded stock or debt of any other company;

(ix) all other Contracts (1) obligating the Company to make payments that are reasonably likely to exceed $250,000 in fiscal year 2010, or (2) that are reasonably likely to involve the payment of consideration over the life of the Contract in excess of $250,000 that, in the case of clause (2), relate to (i) lease or rental, (ii) product design or development, (iii) consulting, (iv) the Company’s or its Subsidiaries’ indemnification obligations which, if triggered, would reasonably result in payments of more than $250,000 in the aggregate (provided that this shall not require the disclosure of Contracts that expressly include provisions for indemnification that are otherwise disclosed in this Agreement), (v) license or royalty, (vi) merchandising, sales representative or distribution or (vii) rights of first refusal or first negotiation; and

(x) all other Contracts involving or reasonably likely to involve payments in excess of $250,000 relating to material business, asset or property acquisitions or dispositions during the last three years, including any separate tax or indemnification Contracts.

The Company has heretofore delivered or made available to Parent true, correct and complete copies (or, with respect to oral Contracts, true, correct and complete written summaries) of each of the Contracts listed on Section 3.12(b) of the Company Disclosure Letter, together with any and all material amendments, modifications or supplements thereto. To the Company’s Knowledge neither the Company nor any of its Subsidiaries is in default under any Material Contract to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, (i) no other party to any such Contract is in default in any material respect under the terms of such Contract and (ii) each such Contract is valid, binding, and in full force and effect, except for any such defaults or failures to be in full force and effect which, individually and in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the Company’s Knowledge, such Contracts are enforceable by the Company in accordance with their terms.

(c) All of the community support activities undertaken or committed to be undertaken, and all of the donations made or committed to be made, by the Company and its Subsidiaries since or for any period following January 1, 2009 are described on Section 3.12(c) of the Company Disclosure Letter.

SECTION 3.13. Suppliers. Section 3.13 of the Company Disclosure Letter contains a true and complete list of the five (5) largest suppliers of the Company and each of its Subsidiaries taken as a whole (as determined by dollar volume) for the 2009 fiscal year (the “Major Suppliers”). Neither the Company nor any of its Subsidiaries has received written notice from (or, to the Company’s Knowledge, has been threatened in writing by) any Major Supplier that it intends to (i) discontinue or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries, or (ii) materially limit its sale of supplies or materials to the Company or any of its Subsidiaries, either as a result of this Agreement, the Transactions or otherwise.

SECTION 3.14. Customers. Section 3.14 of the Company Disclosure Letter contains a true and complete list of the five (5) largest customers of the Company and each of its Subsidiaries taken as a whole (as determined by dollar volume) for the 2009 fiscal year (the “Major Customers”). Neither the Company nor any of its Subsidiaries has received written notice from (or, to the Company’s Knowledge, has been threatened in writing by) any Major Customer, that it intends to (i) discontinue or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries, or (ii) materially limit its purchases of products or services from the Company or any of its Subsidiaries, either as a result of this Agreement, the Transactions or otherwise.

SECTION 3.15. Title to Properties.

(a) To the Knowledge of the Company, each of the Company and its Subsidiaries has good and valid fee simple title to, or a valid easement (express or implied) over or leasehold interest in, each of the real properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned or leased by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis, other than (i) properties sold or otherwise disposed of since the date thereof and properties whose leaseholds have expired pursuant to their terms, in each case, in the Ordinary Course of Business and not in violation of this Agreement and (ii) such imperfections in title and easements, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use or the present intended use of the property subject thereto or affected thereby, or (B) individually or in the aggregate are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (each property so owned or leased, a “Company Property” and collectively, the “Company Properties”), free and clear of all Liens and encumbrances except for (i) Permitted Liens, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonable be expected to be material to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the Company and its Subsidiaries has good and valid fee simple title to, or a valid easement over or leasehold interest in, substantially all properties constituting an approximate 26 mile route from Houlton, Maine to Haynesville, Maine, also known as the “Bridal Path,” free and clear of all Liens except for Permitted Liens.

(b) To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning Actions are pending or threatened with respect to any of the Company Properties, except for any such Actions that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, Order or regulation has been violated for any Company Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning Actions are pending or threatened with respect to any of the Company Properties, except for any such Actions that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, Order or regulation has been violated for any Company Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, Section 3.15(d) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company or any of its Subsidiaries is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). To the Knowledge of the Company, each Ground Lease is in full force and effect, and neither the Company, nor any Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all material amendments or other modifications thereto, which copies are correct and complete in all material respects. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Subsidiary, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto.

(e) To the Knowledge of the Company, neither the Company nor any Subsidiary is a party to any unexpired option Contracts, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any Contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any Subsidiary is a party to any material Contract relating to the management of any of the Company Properties by a party other than the Company Parties or the Subsidiaries.

SECTION 3.16. Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Technology” means Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iii) “Intellectual Property Rights” shall mean the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in Software), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv) “Software” means computer programs, including software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(v) “Technology” means, collectively, designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned, assigned to, or filed by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole. Section 3.16(b) of the Company Disclosure Letter lists to the extent applicable (i) name of the registrant, applicant or assignee; (ii) date of filing or registration or assignment; (iii) application or registration number; and (iv) the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property described in Section 3.16(b) of the Company Disclosure Letter. To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, dilute, constitute an unauthorized use of or, misappropriate or violate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, dilution, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, dilution, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d) To the Knowledge of the Company, no Person (including current and former employees of the Company or any of its Subsidiaries) is infringing, diluting, violating, misappropriating or otherwise misusing any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e) The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or its Subsidiaries.

(f) To the Knowledge of the Company, Section 3.16(f) to the Company Disclosure Letter sets forth all Contracts to which the Company is a party with respect to any Intellectual Property that is material to the business of the Company, including all licenses of Intellectual Property or Technology granted to or by the Company, other than those in routine use by large segments of the public and businesses, such as Adobe, Microsoft and Symantec Corporation products and software (collectively, “IP Contracts”). All IP Contracts are in full force and effect, and the Company is not in breach or default of nor has the Company failed to perform under, any of the IP Contracts and, to the Knowledge of the Company, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, except in any case where the effects on the Company and its Subsidiaries, taken as a whole, is not likely to be material. The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of the IP Contracts and they shall continue in full force and effect without penalty or other adverse consequence. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Contracts to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. The Company has delivered to Parent copies of all of IP Contracts listed on Section 3.16(f) to the Company Disclosure Letter, which copies are true, correct and complete in all material respects, together with all amendments, modifications or supplements thereto.

(g) Section 3.16(g) of the Company Disclosure Letter sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their businesses or the cost of which exceeds $10,000 per annum.

(h) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses. The Computer Systems have not failed to any material extent and the data which they process has not been corrupted except for those instances where the effects have been corrected or were not material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Company and its Subsidiaries maintain documentation meeting commercially reasonable standards for comprehensiveness and clarity regarding all Computer Systems, their methods of operation, and their support and maintenance. The Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, taken as a whole.

SECTION 3.17. Insurance, Warranties.

(a) The Company and the Subsidiaries have insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound, and (ii) which are in such amounts, with such deductibles, and against such risks and losses, as are commercially reasonable for the business, assets and properties of the Company and the

Subsidiaries. Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (A) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (B) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (C) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies in the past three (3) years. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy. Neither the Company nor any of its Subsidiaries has, since January 1, 2007, maintained, established, sponsored, participated in or contributed to any plan for self-insurance of risks normally covered in the Industry by third-party insurers.

(b) With respect to the Company’s current and/or former information technology, engineering services and utility services businesses, to the Knowledge of the Company, since January 1, 2007: (i) each product built, sold or distributed or service sold or distributed by the Company or any of its Subsidiaries in conducting such businesses has been in conformity with all product and service specifications, all express and implied warranties and all applicable Laws, and (ii) none of the Company nor any of its Subsidiaries has any Liability for replacement or repair of any such products or other damages in connection therewith or with such services, including with respect to the performance of such products and services, or any other customer, product or service obligations not reserved against the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents.

(c) To the Knowledge of the Company, (i) none of the Company nor any of its Subsidiaries is party to any Action pending or threatened which would reasonably be likely to result in any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or distributed or services rendered, by or on behalf of the Company or any of its current or former Subsidiaries from January 1, 2007 to the date hereof, and (ii) none of the Company nor any of its current or former Subsidiaries committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of its current or former Subsidiaries with respect to products sold or distributed or services rendered by or on behalf of the Company or its current or former Subsidiaries from January 1, 2007 to the date hereof; provided that this representation shall not apply with respect to any Subsidiaries sold or otherwise divested by the Company for the period after such sale or divestiture.

SECTION 3.18. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of KeyBanc Capital Markets Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by KeyBanc Capital Markets Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

SECTION 3.19. Brokers and Other Advisors. Except for KeyBanc Capital Markets Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a true, correct and complete copy of the Company’s engagement letter with KeyBanc Capital Markets Inc., dated as of August 28, 2009, which letter describes all fees payable to KeyBanc Capital Markets Inc. in connection with the Transactions, all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts related to the engagement of KeyBanc Capital Markets Inc. (the “Engagement Letter”).

SECTION 3.20. State Takeover Statutes; Company Articles of Incorporation and By-law Provisions. The Company and its Subsidiaries have taken all necessary action to exempt the Transactions, from or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws under the MBCA, other state Laws or federal Laws of the United States applicable to the Company or applicable to the Merger or the other Transactions. In addition, the Board of Directors of the Company has duly taken all action necessary to render inapplicable to this Agreement, and the Transactions, the provisions of Article 7, Section B of the Articles of Incorporation of the Company to the extent, if any, such provisions would otherwise be applicable to this Agreement or the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation or by-laws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3. Governmental Approvals. Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA, (ii) filings required under, and compliance with other applicable requirements of, Antitrust Laws, (iii) filings required under Section 203 of the Federal Power Act, 16 U.S.C. § 824b, (iv) filings required under 35-A M.R.S.A. §§ 708 and 1103(1) and (v) filings required under, and compliance with other applicable requirements of, any other applicable Laws no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.4. Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5. Ownership and Operations of Merger Sub. Parent owns beneficially and directly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6. Financing. Parent will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger and pay off the amounts due under the Bonds.

SECTION 4.7. Brokers and Other Advisors. Except for RBC Dominion Securities Inc. the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of the Proxy Statement; Stockholder Meeting.

(a) The Company shall use its reasonable best efforts to prepare and file the Proxy Statement (which Proxy Statement shall relate to matters set forth in this Agreement and customary matters consistent with past practice to be voted on at the Company’s 2010 annual meeting of stockholders) with the SEC as soon as practicable following the date of this Agreement. The Company shall strive to file the Proxy Statement on or before March 31, 2010, provided that the failure to file the Proxy Statement by such date shall not constitute a breach of this Agreement so long as the Company has used and continues to use its commercially reasonable efforts to prepare and file the Proxy Statement as soon as practicable following the date of this Agreement. The Company shall use its reasonable best efforts to (i) respond to any comments (written or oral) that may be received by the Company or its counsel from the SEC or its staff with respect to the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as permitted by applicable Law and practicable following the date of this Agreement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Proxy Statement, and shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent an opportunity to review and comment on the Proxy Statement and related correspondence and filings, and shall give due consideration to including in such document appropriate and reasonable comments proposed in a timely manner by Parent. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall take all action necessary to ensure that the Proxy Statement and any amendments thereof or supplements thereto, and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation will be deemed made by the Company with respect to statements made therein based on information supplied in writing by Parent or the Merger Sub specifically for inclusion in such documents. The Company shall take all action necessary to ensure that the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

(c) The Company shall, as soon as practicable following the date of this Agreement, take all action necessary in accordance with the MBCA and the Company’s Articles of Incorporation and by-laws to establish a record date for, duly call, give notice of, convene and hold its annual meeting of its stockholders (the “Company Stockholders Meeting”) for the purposes of electing directors, ratifying the Company’s auditors and obtaining the Company Stockholder Approval. Subject to Section 5.3(b) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(b) hereof) the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger; provided that the Company’s obligations under such provision shall cease upon termination of this Agreement in accordance with the terms hereof.

SECTION 5.2. Conduct of Business.

(a) Except as expressly permitted by this Agreement, or with the prior written consent of Parent (which consent may not be unreasonably withheld or conditioned unless otherwise provided in this Section 5.2), or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (v) conduct its business in the Ordinary Course of Business, (w) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits, (x) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (y) use commercially reasonable efforts to continue to make capital expenditures (i) consistent with the Company’s Board-approved 2010 Capital Expenditure Plan set forth in Section 5.2(y) of the Company Disclosure Letter (the “CapEx Plan”) and (ii) in an aggregate amount equal to at least 80% of the aggregate capital expenditures contemplated by the CapEx Plan, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the Ordinary Course of Business. For the avoidance of doubt, this Section 5.2(a) is subject in all respects to Parent’s consent rights in Section 5.2(b).

(b) Without limiting the generality of Section 5.2(a), and notwithstanding anything to the contrary in Section 5.2(a), except as expressly permitted by this Agreement, or with the prior written consent of Parent (which consent may be withheld or conditioned in Parent’s absolute discretion), or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that, the Company may issue shares of Company Common Stock (1) the Directors’ Stock Plan in the Ordinary Course of Business (in an amount up to 3,000 shares), (2) upon the exercise of vested options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; and (3) pursuant to the Company’s dividend reinvestment plan as in effect on the date hereof in the Ordinary Course of Business; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than (x) ordinary quarterly dividends not to exceed $0.05 per share per quarter and (y) dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any Contract evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related Contract;

(ii) incur, guarantee, endorse or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company under its existing lines of credit in the Ordinary Course of Business for the purpose of making (1) expenditures consistent with the CapEx Plan or (2) other expenditures in an aggregate amount for any given month not to exceed $500,000 above the amount of borrowings forecasted for such month in the Company’s 2010 O&M Budget (in the form previously provided to Parent) and, in the case of each of clauses (1) and (2), guarantees of any such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such indebtedness (provided in each case that no prepayment or other penalty or fees would be incurred in repaying such indebtedness prior to maturity), and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the Ordinary Course of Business;

(iii) fail to maintain in full force and effect all outstanding letters of credit, guarantees or other forms of credit support affecting the Business;

(iv) sell, assign, transfer, convey, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) Permitted Liens made in the Ordinary Course of Business, (B) subjecting newly-acquired transmission and distribution assets owned by the Company or its Subsidiaries to Liens arising under the Indentures, and (C) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.2(d) of the Company Disclosure Letter, correct and complete copies of which have been made available to Parent, (D) sales, assignments, transfers, conveyances and leases as set forth on Section 5.2(d) of the Company Disclosure Letter; (E) sales, assignments, transfers, dispositions or leases of assets (1) made in the Ordinary Course of Business in an amount less than $50,000 in any instance and $250,000 in the aggregate or (2) contemplated by the CapEx Plan; and (F) dispositions of obsolete or worthless assets;

(v) make any capital expenditure or expenditures which (A) involves the purchase of real property (other than that real property set forth on Section 5.2(e) of the Company Disclosure Letter that the Company is presently obligated by Contract to purchase) or (B) is not provided for in the CapEx Plan (provided, however, that the Company may make capital expenditures (x) for any particular item in excess of the amount specified for such item on the page entitled “Summary of Spending by Improvement Type” included in the CapEx Plan in an amount not to exceed 20% of the amount specified for such item on the page entitled “Summary of Spending by Improvement Type” included in the CapEx Plan and/or (y) for any particular items not contemplated by the CapEx Plan, in an aggregate amount for all such items in clauses (x) and (y) not to exceed 10% of the total amount of capital expenditures contemplated by the CapEx Plan);

(vi) make or offer to make any acquisition by merging or consolidating with, or by purchasing all of or a substantial equity interest (through a business combination, merger, asset sale or otherwise), directly or indirectly in, or by any other manner, any Person or division, business or equity interest of any Person (1) involving the payment in excess of $250,000 in the aggregate or (2) where such business, assets or securities do not primarily relate to the Business;

(vii) (A) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the Ordinary Course of Business; or (B) acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, any Person (other than investments of working capital in short-term debt instruments in the Ordinary Course of Business);

(viii) fail to maintain in full force and effect insurance policies covering the business of the Company and its Subsidiaries as conducted on the date hereof and as presently contemplated to be conducted by the descriptions in the Company Filed SEC Documents (the “Business”) in a form and amount consistent with the Company’s current insurance programs;

(ix) (A) enter into, renew, terminate, or materially amend, modify or supplement, or assign any rights or claims pursuant to, any Material Contract that has involved, involves or would reasonably be expect to involve, payments in excess of $250,000 in the aggregate over the life of such Material Contract, or, other than in the Ordinary Course of Business, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Engagement Letter, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(x) except in the Ordinary Course of Business, or as contemplated or required by any prior action or Contract of the Company, enter into, or amend any Contract or other arrangement relating to, any transaction with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families;

(xi) change or approve an increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, expense reimbursement, deferred compensation or other compensation or benefit plan, policy, Contract, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable Law or the terms of the Contracts set forth on Section 5.2(k) of the Company Disclosure Letter (correct and complete copies of which have been made available to Parent) and (B) increases in salaries, wages and benefits of employees (other than officers) made in the Ordinary Course of Business;

(xii) enter into, modify, or terminate any labor or collective bargaining Contract of the Company or any of the Subsidiaries or, through negotiation or otherwise make any commitment or incur any Liability to any labor organization with respect to the Company or any of its Subsidiaries other than the Contracts currently in effect and listed on Section 3.10 of the Company Disclosure Letter;

(xiii) except as required by Law, make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing Contract with respect to Taxes, settle or compromise any material Tax claim, Action, audit controversy related to Taxes or assessment or surrender any right to claim a refund of Taxes, request a ruling relating to Taxes, enter into any material Contracts with a Taxing Authority or obtain any Tax ruling, or fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority (taking into account any extension of time within which to file such Tax Return);

(xiv) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law or fail in any material respect to maintain the Company’s books and records in accordance with GAAP;

(xv) collect accounts receivables or pay accounts payable other than in the Ordinary Course of Business;

(xvi) amend the Company Charter Documents or the Subsidiary Documents;

(xvii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xviii) pay, discharge, settle or satisfy any material Liabilities other than the payment, discharge, settlement or satisfaction in accordance with their terms of Liabilities (A) reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or (B) incurred since the date of such financial statements in the Ordinary Course of Business;

(xix) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation), suppliers or customers relating to the Transactions;

(xx) waive, release, cancel, assign, settle or compromise any Action material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof) or which in any event is material to the Company and its Subsidiaries taken as a whole;

(xxi) make or implement any changes to any of the Company’s or its Subsidiary’s rates or charges, standards of service or regulatory accounting, or execute any Contract with respect thereto, except (A) pursuant to routine filings made in the Ordinary Course of Business (including (1) its distribution and transmission rate case filings and (2) any extensions of special rate contracts approved by the MPUC) or

(B) as required by a Governmental Authority of competent jurisdiction. The Company shall deliver to Parent a copy of each such filing or Contract (in the case of clause (A), at least ten (10) days prior to the filing or execution thereof and, in the case of clause (B), as soon as reasonably practicable). Further, the Company shall (in all events in the case of clause (A) and to the extent practicable in the case of clause (B)) provide Parent an opportunity to review and comment on each such filing or Contract, and shall give due consideration to including in such each such filing or Contract appropriate and reasonable comments proposed in a timely manner by Parent; or

(xxii) agree, in writing or otherwise, to take any of the foregoing actions.

SECTION 5.3. Covenants Regarding Solicitation and Alternative Takeover Proposals.

(a) The Company agrees as follows:

(i) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, (A) immediately cease and cause to be terminated any activities, discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, (B) use reasonable best efforts to obtain the return from all such Persons, or cause the destruction of, all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or its Representatives and, (C) to the fullest extent permitted under the fiduciary duties of the Company’s and its Subsidiaries’ Board of Directors, and subject to the provisions of the proviso below, use reasonable best efforts to enforce, and not to waive any provision of, and not to release any Person from, any confidentiality, standstill or similar Contract relating to a Takeover Proposal.

(ii) The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (A) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information or providing access to its properties, books or records) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (B) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (C) enter into any Contract related to any Takeover Proposal;

provided, however, that if (1) the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, (2) the Board of Directors of the Company determines in good faith that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (3) the Board of Directors of the Company determines in good faith (after considering applicable provisions of Maine Law and after consulting with, and receiving the advice of, outside counsel) that the taking of such action is necessary in order for such Board to comply with its fiduciary duties, or the failure to take such action would violate its fiduciary duties, to the Company’s stockholders under applicable Maine Law, then the Company may, at any time prior to the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (i) furnish information with respect to the Company and its Subsidiaries or provide access to its properties, books or records to the Person making such Takeover Proposal (but only after such Person enters into a customary confidentiality agreement with the Company that is no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement, provided that (x) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (y) the Company advises Parent of all such non-public information delivered and all such access granted to such Person concurrently with its delivery or grant to such Person and concurrently with its delivery or grant to such Person the Company delivers to Parent all such information and grants to Parent all such access not previously provided to Parent), and (ii) participate in discussions and negotiations with such Person regarding such Takeover Proposal.

Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a true, correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company (A) shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information or access is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and (B) shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and specify, in reasonable detail, the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and (C) thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. For the avoidance of doubt, this clause (b) shall apply from and after the date hereof.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall:

(i) fail to:

(1) make, qualify, withdraw (or not continue to make) or modify, or propose publicly to qualify, withdraw (or not continue to make) or modify, in each case, in a manner adverse to Parent, (A) the Company Board Recommendation or (B) the approval or declaration of advisability of this Agreement and the Transactions (including the Merger),

(2) reject any publicly-announced Takeover Proposal within ten (10) business days of the making thereof (for the avoidance of doubt, (A)(i) taking a neutral or no position with respect to any publicly disclosed Takeover Proposal, (ii) approving or recommending, or proposing publicly to approve or recommend, any Takeover Proposal or (iii) making any public statement, recommendation or solicitation in support of any Takeover Proposal, shall constitute a failure to reject a Takeover Proposal) and (B) a “stop, look and listen” communication by the Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act that otherwise complies with this Section 5.3 shall not, in and of itself, constitute a failure to reject a Takeover Proposal), or

(3) publicly reconfirm the Company Board Recommendation within ten (10) business days after receipt of a written request from Parent that it do so (provided that Parent may request such reconfirmation only one time under this clause (3)) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or

(ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other Contract related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (any action described in this clause (ii) being referred to as a “Company Adverse Action”).

Notwithstanding the foregoing, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may take the actions otherwise prohibited by Section 5.3(c)(i) and (ii) above if and only to the extent that, in response to a Superior Proposal or an Intervening Event, the Board determines in good faith based on the information then available (after reviewing applicable provisions of Maine Law and after consulting with, and receiving advice from, outside counsel), that making such Company Adverse Recommendation Change or taking such Company Adverse Action is necessary in order for such Board to comply with its fiduciary duties, or the failure to make such Company Adverse Recommendation Change or the failure to take such Company Adverse Action would violate its fiduciary duties, to the Company’s stockholders under applicable Maine Law; provided, however, that no Company Adverse Recommendation Change may be made, and no Company Adverse Action may be taken, in response to a Superior Proposal or an Intervening Event until after the fifth business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable, but not less than three (3) days notice) from the Company (a “Company Adverse Recommendation/Action Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change or to take such Company Adverse Action and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation/Action Notice and a new five (5) business day period (unless at the time such notice is otherwise required to be given there are less than five (5) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable, but not less than three (3) days notice)) or specific details of such Intervening Event, as applicable. The Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Company Adverse Recommendation Change or take an Company Adverse Action (A) in response to such Superior Proposal because such adjustments in the terms and conditions of this Agreement would result in a transaction that is at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal or (B) in response to such Intervening Event because such adjustments in the terms and conditions of this Agreement would result in a transaction which the Board of Directors of the Company could approve and recommend in compliance with their fiduciary duties, as applicable. In determining whether to make a Company Adverse Recommendation Change or take a Company Adverse Action in response to a Superior Proposal or an Intervening Event, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation/Action Notice or otherwise) in determining whether (x) such third party Takeover Proposal still constitutes a Superior Proposal or (y) such Intervening Event still requires the Board to make a Company Adverse Recommendation Change or take a Company Adverse Action, as applicable. The Company may only take a Company Adverse Action if the Company complies with this Section 5.3, terminates this Agreement in accordance with Sections 7.1(d)(ii) and 7.2 and, immediately prior to, or concurrently with, such termination, the Company pays to Parent the Termination Fee and Reimbursable Expenses in accordance with Sections 7.1(d)(ii) and 7.3.

For the avoidance of doubt, this clause (c) shall apply from and after the date hereof.

(d) For purposes of this Agreement:

“Excluded Matter” means any actual or proposed (i) agreements, transactions and other business opportunities of the type that the Company and/or its Subsidiaries have entered into, engaged in, or considered, in the past and (ii) termination, modification, amendment or supplement of any Material Contract.

“Intervening Event” means a material development or change in circumstances (in each case, other than an Excluded Matter) that occurs or arises after the date of this Agreement, but before the time the Company Stockholder Approval is obtained, that was unknown and not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement with the Company, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which (i) is not subject to a financing contingency, (ii) includes consideration per share of Company Common Stock that is greater than the Merger Consideration per share (including, in case of non-cash consideration, a determination by the Board of Directors (after consultation with outside counsel and a financial advisor of national reputation) that the fair market value of such non-cash consideration per share of the Company Common Stock is greater than the Merger Consideration) and (iii) is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that, as of that time, had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and a timely notice filing with the Committee on Foreign Investment in the United States), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to promptly (i) consult with and cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the parties under this Section as “outside counsel only.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent (which may be granted or denied in Parent’s sole discretion), commit to any divestiture transaction or agree to any material restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4 or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines) or the shares of the Surviving Corporation, (B) not compete in any geographic area or line of business, (C) restrict or limit the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world and/or (D) limit its or any of its Affiliates ability to exercise full rights of ownership of all shares of the Surviving Corporation effectively.

SECTION 5.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or NYSE AMEX as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6. Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties (including access to all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 15, 2009, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto. Nothing in this Section 5.6 shall require the Company to disclose information in violation of any existing confidentiality agreement between the Company and any third party. The Company shall, at Parent’s request, use commercially reasonable efforts to obtain third party consent to disclosure of any information restricted by any such confidentiality agreement that relates to any Material Contracts or other material arrangements or relationships of the Company or its Subsidiaries. The Company shall, at Parent’s request, exercise its existing contractual rights and otherwise use its commercially reasonable efforts to cause one (1) of its appointees to the management and/or other committees of any material joint venture or project of the Company or any of its Subsidiaries (including the Joint Development Agreement between MPS and Central Maine Power Company, dated as of October 2, 2008, as amended, modified or supplemented from time to time) to be a person designated by Parent.

SECTION 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (ii) any Actions commenced or, to such party’s knowledge (or, with respect to the Company, the Company’s Knowledge), threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Parent Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8. Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation (collectively “Indemnitor”) shall indemnify, defend and hold harmless, to the fullest extend permitted under applicable Law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or its Subsidiaries, including the individuals identified in Section 5.8(a) of the Company Disclosure Letter who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (i) permitted by the Company Charter Documents as in effect on the date of this Agreement and (ii) permitted under applicable Law.

(b) An Indemnitee shall notify the Indemnitor in writing promptly upon learning of any Action or other matter in respect of which such indemnification may be sought. The Indemnitor shall have the right, but not the obligation, to assume and control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 5.8 with counsel reasonably selected by it (and, if the Indemnitor shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the

Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall the Indemnitor be liable for any settlement or compromise effected without its written consent. Each of the Indemnitor and the Indemnitees shall cooperate in the defense of any Claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend per year of coverage more than 300% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.9. Securityholder Litigation. The Company shall give Parent notice of and the opportunity to participate in the defense or settlement of any securityholder Claim against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be withheld unreasonably.

SECTION 5.10. Fees and Expenses. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated (for the sake of clarity, Parent shall be responsible for the HSR filing fees).

SECTION 5.11. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.12. No Control Over Operations. The parties agree that nothing contained in this Agreement is intended to give any party hereto, directly or indirectly, the right to control or direct the other party’s operations or business and regulatory affairs prior to the Effective Time. This Section 5.12 shall not be construed to limit or modify Parent’s and Merger Sub’s rights contained in this Agreement or to restrict or limit Parent’s and Merger Sub’s ability to enforce such rights specifically or to enjoin the Company from any threatened, potential or actual breaches of its obligations under this Agreement.

SECTION 5.13. Other Stakeholder Covenants.

(a) Honoring All Employment, Labor and Collective Bargaining Contracts. Following the Closing, the Surviving Corporation and its Subsidiaries shall perform their respective obligations under all of their respective employment Contracts and all of their respective labor and collective bargaining Contracts.

(b) No Workforce Reductions. For the twelve months following the Closing, the Surviving Corporation and its Subsidiaries shall refrain from imposing any involuntary termination or retirement on individuals who are their respective employees as of the date of this Agreement (other than those employees who are parties to employment Contracts, provision for whom has already been made in Section 5.13(a)); provided that nothing in this Section 5.13(b) shall prevent the Surviving Corporation or its Subsidiaries from terminating any individual employee for “cause” or performance reasons.

(c) Continuance of Local Operational Presence. For the twelve months following the Closing, the Surviving Corporation and its Subsidiaries shall continue to operate and staff the operations center, the three regional field offices and the call center for the Surviving Corporation’s northern Maine service territory, in each case, in their present communities.

(d) Continuance of Community Giving and Support. For the twelve months following the Closing, the Surviving Corporation or its Subsidiaries shall maintain levels of financial and other support for the communities within the Surviving Corporation’s northern Maine service territory at or above the levels of the Company’s historical community giving and support practices.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(d) Regulatory Approvals. The Company shall have received all approvals from relevant Governmental Authorities listed on Section 6.1(d) of the Company Disclosure Letter required for the continued operation of the business of the Company and its Subsidiaries in substantially the same manner as of the date hereof.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that are (i) qualified as to Company Material Adverse Effect, (ii) set forth in the second sentence of Section 3.2 and (iii) set forth in the second sentence of Section 3.12(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). Each of the representations and warranties of the Company contained in this Agreement that are not so qualified as to Company

Material Adverse Effect (other than the representations and warranties set forth in the second sentence of Section 3.2 and in second sentence of Section 3.12(a)) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representation and warranty to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) No Litigation. No Action shall be pending or, to the Company’s Knowledge, threatened that would be reasonably be likely to (i) enjoin, restrain, prevent or prohibit the consummation of the Merger or make the consummation of the Merger illegal, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) as a result of the Merger, restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose material damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(d) Director Resignations. Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time; and

(e) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of the MBCA by the stockholders of the Company with respect to, in the aggregate, more than twenty percent (20%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

(f) FIRPTA. The Company will have delivered a certificate, dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, that no interest in the Company is a United States real property interest, as defined in Section 897 of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) Federal Regulatory Approval. Receipt by Parent and Merger Sub of one or more final orders of FERC, no longer subject to rehearing and/or judicial appeal, approving or accepting for filing, pursuant to Section 203 of the Federal Power Act, 16 U.S.C. § 824b, such filings as may be required by Law or are necessary to consummate the Merger and the other Transactions.

(h) MPUC Regulatory Approval. Receipt by Parent and Merger Sub of one or more final orders of the Maine Public Utilities Commission, no longer subject to rehearing and/or judicial appeal, approving or accepting for filing, pursuant to 35-A M.R.S.A. §§ 708 and 1103(1), such filings as may be required by Law or are necessary, in Parent’s reasonable judgment and upon conditions acceptable to Parent, to consummate the Merger and the other Transactions.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified as to Parent Material Adverse Effect shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representation and warranty to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before December 31, 2010 (the “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure;

(ii) if a Company Adverse Recommendation Change or Company Adverse Action shall have occurred;

(iii) if, after the date of this Agreement, a Company Material Adverse Effect shall have occurred; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure;

(ii) prior to the Company Stockholder Meeting in accordance with, and subject to the terms of, Section 5.3, if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to a Superior Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (a “Superior Proposal Agreement”), (B) immediately prior to, or concurrently with, the termination of this Agreement, the Company enters into a Superior Proposal Agreement, and (C) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any Termination Fee or Expenses required to be paid pursuant to Section 7.3; provided, however, that (1) the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d)(ii) with respect to any Superior Proposal unless the Company has complied with the requirements of Section 5.3 that the Company is required to satisfy before taking action pursuant to this Section 7.1(d)(ii).

SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.19, the penultimate sentence of Section 5.6, the last sentence of the second to last paragraph of Section 5.3(c), the entirety of Sections 5.9, 5.10, 7.2 and 7.3 and Article VIII, and the remaining provisions of this Agreement to the extent they relate to any of the forgoing, all of which shall survive termination of this Agreement), and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company or Parent may have Liability as provided in Section 7.3, and (ii) nothing shall relieve any party from Liability for fraud or any willful breach of this Agreement.

SECTION 7.3. Termination Fee; Reimbursement of Certain Expenses.

(a) In the event that:

(i) (A) this Agreement is terminated by the Company (whether or not notice is provided in accordance with Section 7.2) pursuant to Section 7.1(d)(ii);

(ii) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), or Section 7.1(b)(iii), or Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(iii) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material, willful breach of, or a material, willful failure to comply with, the Company’s obligations under Section 5.3; or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 7.3(a), the Company shall pay to Parent an amount in cash equal to a termination fee of $2,000,000 (the “Termination Fee”) and Expenses (as defined below) of Parent and Merger Sub to Parent in an amount no greater than $1,000,000 (the “Reimbursable Expenses”).

In the event that (x) this Agreement is terminated by the Company or by Parent pursuant to Section 7.1(b)(iii) and no Termination Fee and Reimbursable Expenses are payable in respect thereof pursuant to Section 7.3(a)(ii) or (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and no Termination Fee and Reimbursable Expenses are payable in respect thereof pursuant to Section 7.3(a)(ii) or 7.3(a)(iii), then in each such case under such clause (x) or (y), the Company shall nonetheless pay to Parent the Reimbursable Expenses, and thereafter the Company shall be obligated to pay to Parent the Termination Fee in the event such fee is or becomes payable pursuant to Section 7.3(a)(ii) or Section 7.3(a)(iii), as the case may be. As used herein, “Expenses” shall mean all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to (A) the authorization, preparation, negotiation, execution and performance of this Agreement, (B) the filing of any required notices under applicable Antitrust Laws and (C) all other matters related to the Merger and the other Transactions (in each case, for the sake of clarity, other than any (non-HSR) regulatory-related claims or Actions).

(b) Any payment required to be made pursuant to clause (i) or (ii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive Contract with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal or the termination of this Agreement (and in any event not later than three (3) business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(iii) (and in any event not later than three (3) business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) in the circumstances described in Section 7.3(a)(iii) (and in any event not later than three (3) business days after delivery to the Company of notice of demand for payment); and, in circumstances in which Reimbursable Expenses are payable, such payment shall be made to Parent not later than three (3) business days after delivery to the Company of an itemization setting forth in reasonable detail all Reimbursable Expenses (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee and/or Reimbursable Expenses required pursuant to this Section 7.3 when due, such Termination Fee and/or Reimbursable Expenses, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee and/or Reimbursable Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such Termination Fee and/or Reimbursable Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees)

in connection with efforts to collect such Termination Fee and/or Reimbursable Expenses, as the case may be. The Company acknowledges that the Termination Fee, Reimbursable Expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. The Company acknowledges that, in the event of the Company’s compliance with the terms of this Agreement, its payment of the Termination Fee and Reimbursable Expenses as contemplated by this Agreement are not penalties, but rather reasonable amounts that will compensate Parent and Merger Sub for the costs, expenses, efforts and resources expended and opportunities foregone while negotiating this Agreement, in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Subject to the next sentence, each of the Company, Parent and Merger Sub hereby acknowledges and agrees that, if the Company pays the Termination Fee and Reimbursable Expenses as contemplated by this Agreement, then such payment shall constitute the exclusive remedies available to Parent for the Company’s breach of this Agreement. Notwithstanding the foregoing, Parent shall be entitled to the following remedies, in addition to any Termination Fee and Reimbursable Expenses as contemplated by this Agreement: (i) in any event, the injunctive, specific performance or other equitable remedies permitted under Section 8.8 and, (ii) in the event of (A) any willful or intentional material breach of any of the Company’s covenants or agreements included in this Agreement or (B) any fraud, all additional and other remedies available at Law or in equity to which Parent or Merger Sub may be entitled.

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Letter, except to the extent actually and specifically set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The confidentiality provisions of the Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms, but shall terminate as of the Effective Time, and all non-confidentiality provisions of the Confidentiality Agreement shall terminate as of the date hereof.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that, in each case, any such waiver or extension is made in writing by the party against whom such waiver or extension is enforceable. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by facsimile or electronic transmission shall be considered original executed counterparts for purposes of this Section 8.5 provided that receipt of copies of such counterparts is confirmed.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT (AND ALL DISPUTES, CLAIMS AND CONTROVERSIES ARISING UNDER, OR IN CONNECTION WITH, OR OTHERWISE RELATED TO THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, INTERPRETATION OR BREACH HEREOF AND ANY CLAIM BASED ON CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MAINE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED, HOWEVER, THAT MATTERS INVOLVING THE INTERNAL CORPORATE AFFAIRS OF PARENT, MERGER SUB OR THE COMPANY, SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH SUCH CORPORATION OR COMPANY IS ORGANIZED.

(b) All Actions arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions, shall be heard and determined in the District Court of the State of Maine or any federal court sitting in the State of Maine, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 8.8. Specific Enforcement. The parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the District Court of the State of Maine or any federal court sitting in the State of Maine, without bond or other security being required, subject to Section 7.3(c), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

BHE Holdings Inc.

PO Box 932

Bangor, ME 04401

Attention: Chief Executive Officer

Facsimile: (207) 990-6990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, Massachusetts 02110

Attention: Steven M. Peck, Esq.

Facsimile: (617) 772-8333

If to the Company, to:

Maine & Maritimes Corporation

209 State Street

PO Box 789

Presque Isle, ME 04769-0789

Attention: Chief Executive Officer

Facsimile: (207) 760-2498

with a copy (which shall not constitute notice) to:

Curtis Thaxter Stevens Broder & Micoleau LLC

One Canal Plaza, Suite 1000

PO Box 7320

Portland, Maine 04112-7320

Attention: James L. Costello

Facsimile: (207) 775-0612

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M., local time, in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“1996 Bonds” means the Maine Public Utility Financing Bank Public Utility Refunding Revenue Bonds, Series 1996 (Maine Public Service Company Project) issued under the 1996 Indenture.

“1996 Indenture” means that certain Indenture of Trust dated as of June 1, 1996 by and between the Maine Public Utility Financing Bank, a public body corporate and politic and an instrumentality of the State of Maine organized and existing under the laws of the State of Maine, as issuer, and the 1996 Trustee.

“1996 Trustee” means Fleet National Bank, a national banking association with its principal corporate trust office in Boston, Massachusetts, and any successor thereto.

“2000 Bonds” means the Maine Public Utility Financing Bank Public Utility Revenue Bonds, Series 2000 (Maine Public Service Company Project) issued under the 2000 Indenture.

“2000 Indenture” means that certain Indenture of Trust dated as of October 1, 2000 by and between the Maine Public Utility Financing Bank, a public body corporate and politic and an instrumentality of the State of Maine organized and existing under the laws of the State of Maine, as issuer, and the 2000 Trustee.

“2000 Trustee” means State Street Bank and Trust Company, a Massachusetts trust company with its principal corporate trust office in Boston, Massachusetts, and any successor thereto.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means (i) the Sherman Act of 1890, as amended, (ii) the Clayton Antitrust Act of 1914, as amended, (iii) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or (iv) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade of significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition and any other Law requiring parties to submit a filing to a Governmental Authority and observe a waiting period under any of the foregoing Laws.

“Bonds” shall mean the 1996 Bonds and the 2000 Bonds, collectively.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Contract” means any binding contract, agreement, memorandum of understanding or other obligation, commitment, franchise, indenture, lease, purchase order, license, note, bond or mortgage, whether written or oral.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational or self-regulatory organization.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Atomic Energy Act (42 U.S.C. § 2011 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all Liabilities, remedial actions, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or Contract with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, mixed waste, low-level waste, spent nuclear fuel, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” shall mean the 1996 Indenture and the 2000 Indenture, collectively.

“Knowledge” of the Company shall mean, with respect to any matter in question, the actual knowledge of the persons set forth on Section 8.11 of the Company Disclosure Letter after reasonable and due inquiry of the Company’s and its Subsidiaries’ directors and employees having responsibility relating to such matter or access to information relevant to such matter.

“Law” means all federal, state and local laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability, obligation, deficiency or guarantee of or by any person of any type (whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undetermined, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses related thereto (including all fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and costs of investigation), whether or not required to be reflected or reserved against a consolidated balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP.

“Lien” or “Liens” means, with respect to any asset (including any security), any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, restriction, option, easement, right-of-way, encroachment or other encumbrance in respect of such asset.

“MPS” means Maine Public Service Company, a Maine corporation.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration aware of a Governmental Authority.

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the Business, consistent (in manner, amount and otherwise) with the Company’s and its Subsidiaries’ past practices through the date hereof.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which, in either case, there are adequate reserves on the financial statements of the Company; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress; (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business; (d) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (e) with respect to real property, any tenant leases, any title exception disclosed in any Company title insurance policy (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt), any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, or materially adversely affect the value or marketability of such property, and any other Lien or other limitation of any kind, if any, which, individually or in the aggregate, are not material in amount, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (f) Liens imposed or promulgated by Law or any Governmental Authority or Foreign Governmental Entity or included in any Company, Subsidiary or Foreign Subsidiary space lease with respect to real property, including, without limitation, easements, rights of way, rights of use and zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property; (g) other Liens being contested in the Ordinary Course of Business in good faith, provided an appropriate reserve has been established therefore on the Company’s balance sheet for the year ended December 31, 2008; (h) Liens arising from and obligations associated with the development activities of the Company or any Subsidiary, including, but not limited to, such Liens and obligations of the Company or any Subsidiary with respect to any special improvement districts and guaranties for any such improvements by the Company or any Subsidiary; and (i) with respect to any real property, any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects which would be disclosed by a current, accurate survey or physical inspection of the Company Property, to the extent not otherwise included under clauses (a) through (h), but which, individually and in the aggregate (but without including any other Liens otherwise included as Permitted Liens pursuant to any other clauses of this definition), do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, and will not be removed or otherwise resolved in connection with obtaining development approvals for such property.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, joint venture, a trust or any other entity, including a Governmental Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Trustees” shall mean the 1996 Trustee and the 2000 Trustee, collectively.

The following terms are defined on the page of this Agreement set forth after such term below:

2010 Comp Plan	5
Action	11
Agreement	1
Articles of Merger	1
Balance Sheet Date	11
Bankruptcy and Equity Exception	8
Book Entry Share	3
Business	27
Cap Ex Plan	26
Certificate	2
Claim	34
Closing	1
Closing Date	1
Code	5
Company	1
Company Adverse Action	30
Company Adverse Recommendation Change	30
Company Adverse Recommendation/Action Notice	31
Company Board Recommendation	25
Company Charter Documents	7
Company Common Stock	2
Company Disclosure Letter	6
Company Intellectual Property	19
Company Material Adverse Effect	6
Company Plans	14
Company Preferred Stock	7
Company Properties	18
Company Property	18
Major Suppliers	18
Marks	20
Material Contract	17
Maximum Amount	35
MBCA	1
Merger	1
Merger Consideration	2
Merger Sub	1
MPUC	12
Multiemployer Plan	14
Multiple Employer Plan	14
NYSE AMEX	9
Option	5
Option Consideration	5
Parent	1
Parent Material Adverse Effect	24
Patents	19
Paying Agent	3
PBGC	15
Permits	12
Policies	22
Proxy Statement	9

Company Stock Plans	5
Company Stockholder Approval	9
Company Stockholders Meeting	25
Company Technology	19
Computer Systems	21
Confidentiality Agreement	34
Copyrights	20
Directors’ Stock Plan	5
Dissenting Shares	3
Dissenting Stockholders	3
Effective Time	1
Engagement Letter	23
Environmental Permits	16
ERISA	14
Exchange Act	9
Excluded Matter	31
Expenses	40
Fairness Opinion	22
FERC	12
Filed Company SEC Documents	6
Ground Lease	19
Ground Leases	19
Indemnitees	34
Indemnitor	34
Industry	6
Intellectual Property Rights	19
Intervening Event	31
IP Contracts	21
IRS	13
Major Customers	18
Recent Company SEC Documents	9
Reimbursable Expenses	40
Representatives	29
Restraints	36
SEC	6
Securities Act	7
Software	20
SOx	10
SP-DRIP	5
Subsidiary Documents	7
Superior Proposal	31
Superior Proposal Agreement	39
Surviving Corporation	1
Takeover Proposal	32
Tax Returns	14
Taxes	14
Technology	20
Termination Fee	40
Title IV Plan	14
Trade Secrets	20
Walk-Away Date	38
WARN	16

SECTION 8.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[The remainder of this page is left blank intentionally - signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BHE Holdings Inc.

By:	/s/ Robert Hanf
Name: Robert Hanf
Title: President

BHE Holding Sub One Inc.

By:	/s/ Robert Hanf
Name: Robert Hanf
Title: Chief Executive Officer, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER – 1 of 2]

Maine & Maritimes Corporation

By:	/s/ Brent Boyles
Name: Brent Boyles
Title: Chief Executive Officer, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER – 2 of 2]